Exhibit 99.1

Spring Bank Pharmaceuticals Appoints Timothy Clackson, Ph.D., to its Board of Directors

Spring Bank strengthens Board of Directors with the addition of a prominent biopharma R&D veteran

HOPKINTON, Mass., Mar. 5, 2018 (GLOBE NEWSWIRE) –Spring Bank Pharmaceuticals, Inc. (NASDAQ: SBPH), a clinical-stage biopharmaceutical company developing novel therapeutics for the treatment of viral infections, inflammatory diseases and certain cancers, today announced that biopharmaceutical industry R&D veteran, Timothy Clackson, Ph.D., has been elected as an independent member of its Board of Directors.

“We are thrilled to welcome Dr. Clackson to our Board of Directors,” said Martin Driscoll, chairman and chief executive officer of Spring Bank Pharmaceuticals. “Tim’s extensive experience in biopharmaceutical development, notably in the field of oncology, will be an exceptional asset to Spring Bank and the Board. His years of experience in global clinical development and regulatory approvals from his role as president of research and development at ARIAD Pharmaceuticals will greatly benefit our company as we progress the development of inarigivir, the most advanced clinical candidate for the treatment of chronic hepatitis B, and advance our next-generation STING agonist compound, SB 11285, towards our initial clinical trial in hepatocellular carcinoma later this year.”

Dr. Clackson noted, “After reviewing the opportunities that lie ahead for Spring Bank, I am pleased to join the Board of Directors at this dynamic company. I look forward to helping them succeed in bringing a functional cure to patients with chronic hepatitis B and a potentially transformative therapy for certain cancers.”

Dr. Clackson most recently served as president of research and development at ARIAD Pharmaceuticals, Inc. until its acquisition by Takeda. He led the R&D team that discovered and brought to market two innovative targeted therapies for cancer, and moved three additional medicines into clinical development. Prior to his seven years as president of R&D, Dr. Clackson served as ARIAD’s senior vice president and chief scientific officer. Dr. Clackson was a postdoctoral fellow at Genentech, Inc. from 1991 to 1994 prior to his joining ARIAD in December 1994. Dr. Clackson currently serves on the Board of Directors of MassBio. He received a B.A. in biochemistry from the University of Oxford, and a Ph.D. in biology from the University of Cambridge.

About Spring Bank

Spring Bank Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaged in the discovery and development of a novel class of therapeutics using its proprietary small molecule nucleic acid hybrid (SMNH) chemistry platform.  SMNH compounds are small segments of nucleic acids that the company designs to selectively target and modulate the activity of specific proteins implicated in various disease states.  The company is developing its most advanced SMNH product candidate, inarigivir, for the treatment of viral diseases, including hepatitis B virus (HBV) and other SMNH product candidates, including SB 11285, the company’s lead immunotherapeutic agent for the treatment of selected cancers through the activation of the STimulator of INterferon Genes, or STING, pathway.

Forward-Looking Statements

Statements in this press release about Spring Bank's future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether Spring Bank’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether Spring Bank’s product candidates will advance through the clinical trial process on a timely basis, or at all; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Spring Bank's product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; and other factors discussed in the "Risk Factors" section of Spring Bank's Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the Securities and Exchange Commission on February 20, 2018, and in other filings Spring Bank makes with the SEC from time to time.

Contacts

For investor inquires:

Spring Bank Pharmaceuticals, Inc.

Jonathan Freve

Chief Financial Officer

(508) 473-5993

LifeSci Advisors, LLC

Andrew McDonald, Ph.D.

(646) 597-6987

Andrew@lifesciadvisors.com

Media contact:

Mike Tattory

LifeSci Public Relations

(646) 751-4362

mtattory@lifescipublicrelations.com